As filed with the Securities and Exchange Commission on January 30, 2009
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Colony Bankcorp, Inc.
(Exact Name of Registrant as Specified in its Charter)

Georgia	58-1492391
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

115 South Grant Street
Fitzgerald, Georgia 31750
Tel: (229) 426-6000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Terry L. Hester
Executive Vice President and Chief Financial Officer
Colony Bankcorp, Inc.
115 South Grant Street
Fitzgerald, Georgia 31750
Tel: (229) 426-6000
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With copies to:

Michael N. White
Martin Snow, LLP
240 Third Street
Macon, Georgia 31201
(478) 749-1700

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price per Unit		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Fixed Rate Cumulative Perpetual Preferred Stock, Series A, no par value per share	28,000		$1,000	(1)	$28,000,000	(1)	$1,101.00
Warrant to Purchase Common Stock, par value $1.00 per share, and underlying shares of Common Stock(2)	500,000	(2)	$8.40	(3)	$4,200,000	(3)	$165.00
TOTAL:					$32,2000,000		$1,266.00

(1)
Calculated in accordance with Rule 457(a) and includes such additional number of shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends or similar transactions.

(2)
In addition to the Fixed Rate Cumulative Perpetual Preferred Stock, Series A, there are being registered hereunder (a) a warrant for the purchase of 500,000 shares of Common Stock with an initial per share exercise price of $8.40, (b) the 500,000 shares of Common Stock issuable upon the exercise of such warrant and (c) such additional number of shares of Common Stock, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends and certain anti-dilution provisions set forth in such warrant, which shares of Common Stock are registered hereunder pursuant to Rule 416.

(3)	Calculated in accordance with Rule 457(i) with respect to the per share exercise price of the warrant of $8.40.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities or accept an offer to buy these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

DATED JANUARY 30, 2009

PROSPECTUS

Colony Bankcorp, Inc.

Fixed Rate Cumulative Perpetual Preferred Stock, Series A
Warrant to Purchase 500,000 Shares of Common Stock
500,000 Shares of Common Stock

This prospectus relates to the potential resale from time to time by selling securityholders of some or all of the shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, no par value per share (the “Series A Preferred Stock”), a warrant (the “Warrant”) to purchase 500,000 shares of our common stock, par value $1.00 per share (the “Common Stock”), and any shares of Common Stock issuable upon the exercise of the Warrant.  In this prospectus, we refer to the shares of Series A Preferred Stock, the Warrant and the shares of Common Stock issuable upon exercise of the Warrant, collectively, as the “Securities.”  The Series A Preferred Stock and the Warrant were originally issued by us pursuant to the Letter Agreement dated January 9, 2009, and the related Securities Purchase Agreement—Standard Terms, between us and the United States Department of the Treasury (the “Treasury”) in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act.

The Treasury and its successors, including transferees (collectively, the “Selling Securityholders”), may offer the securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, prevailing market prices, at prices related to the prevailing market prices or at negotiated prices.  If these securities are sold through underwriters, broker-dealers or agents, the Selling Securityholders will be responsible for underwriting discounts or commissions or agents’ commissions.

Neither the Series A Preferred Stock nor the Warrant is listed on any exchange, and, unless requested by the Treasury, we do not intend to list the Series A Preferred Stock on any exchange.  We do not intend to list the Warrant on any exchange.

Our Common Stock is listed on the Nasdaq Stock Market and trades under the ticker symbol “CBAN.”  On January 28, 2009, the last reported sale price of our Common Stock on the Nasdaq Stock Market was $7.54.  You are urged to obtain current market quotations of the Common Stock.

Investing in our securities involves risks.  See the “Risk Factors” section beginning on page 2.

Our principal executive offices are located at 115 South Grant Street, Fitzgerald, Georgia 31750, and our telephone number is (229) 426-6000.  Our Internet address is www.colonybank.com.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

These securities are not deposits or accounts or other obligations of any bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus is January 30, 2009

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings.

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits and the documents incorporated herein by reference, can be read on the SEC website or at the SEC offices mentioned under the heading “Where You Can Find More Information” and “Incorporation by Reference.”  All references to “Colony Bankcorp, Inc.,” “the Company,” “we,” “our,” “us” and similar terms refer to Colony Bankcorp, Inc. and its consolidated subsidiaries unless otherwise stated or the context otherwise requires.

We may provide a prospectus supplement containing specific information about the terms of a particular offering by the Selling Securityholders. The prospectus supplement may add, update or change information in this prospectus. If the information in the prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and, if applicable, any prospectus supplement. See “Where You Can Find More Information” for more information.

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus or any prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any prospectus supplement. Neither this prospectus nor any prospectus supplement constitutes an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor does this prospectus or any prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate on any date subsequent to the date set forth on the front of such document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any prospectus supplement is delivered or securities are sold on a later date.

ABOUT COLONY BANKCORP, INC.

Colony Bankcorp, Inc. is a bank holding company headquartered in Fitzgerald, Georgia, with thirty locations in the south and middle Georgia cities of Fitzgerald, Warner Robins, Centerville, Ashburn, Leesburg, Cordele, Albany, Thomaston, Columbus, Sylvester, Tifton, Moultrie, Douglas, Broxton, Savannah, Eastman, Chester, Soperton, Rochelle, Pitts, Quitman and Valdosta.  Total consolidated assets of the company are approximately $1.25 billion.

The executive offices of the Company are located at 115 South Grant Street, Fitzgerald, Georgia 31750.  The Company’s telephone number is (229) 426-6000.  The website for the Company and Colony Bank is  www.colonybank.com.  Information on this website does not constitute part of this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents we incorporate by reference herein contain “forward-looking statements” within the meaning of the United States securities laws that deal with future results, expectations, plans and performance. In addition, the Company’s management may make forward-looking statements orally to the media, securities analysts, investors or others. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “optimism,” “look-forward,” “bright,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements about the Company’s expected financial results and other plans are subject to certain risks, uncertainties and assumptions. These include, but are not limited to, the following: possible legislative changes and adverse economic, business and competitive conditions and developments (such as shrinking interest margins and continued short-term rate environments); deposit outflows; reduced demand for financial services and loan products; changes in accounting policies or guidelines, or in monetary and fiscal policies of the federal government; changes in credit and other risks posed by the Company’s loan and lease portfolios; the ability or inability of the Company to manage interest rate and other risks; unexpected or continuing claims against the Company’s self-insured health plan; the Company’s use of trust preferred securities; the ability or inability of the Company to successfully enter into a definitive agreement for and close anticipated transactions; technological, computer-related or operational difficulties; adverse changes in securities markets; results of litigation; or other significant uncertainties.

Forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Although the Company believes that its expectations are reasonable, it can give no assurance that such expectations will prove to be correct. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described in any forward-looking statements.

Forward-looking statements should not be viewed as predictions, and should not be the primary basis upon which investors evaluate the Company. Any investor in the Company should consider all risks and uncertainties disclosed in our filings with the SEC, described below under the heading “Where You Can Find More Information,” all of which are accessible on the SEC’s website at www.sec.gov.

RISK FACTORS

An investment in our securities involves significant risks. You should carefully consider the risks and uncertainties and the risk factors set forth in the documents and reports filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, that are incorporated by reference into this prospectus, as well as any risks described in any applicable prospectus supplement, before you make an investment decision regarding the Securities. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also adversely affect our business, prospects, financial condition, results of operations and cash flows.

Recent negative developments in the financial services industry and U.S. and global credit markets may adversely impact our operations and results.

Negative developments in the capital markets in the latter half of 2007 and in 2008 and the expectation of the general economic downturn continuing in 2009 have resulted in uncertainty in the financial markets in general. Loan portfolio performances have deteriorated at many institutions resulting from, among other factors, a weak economy and a decline in the value of the collateral supporting their loans. The competition for our deposits has increased significantly due to liquidity concerns at many of these same institutions. Stock prices of bank holding companies, like ours, have been negatively affected by the current condition of the financial markets, as has our ability, if needed, to raise capital or borrow in the debt markets. As a result, there is a potential for new federal or state laws and regulations regarding lending and funding practices and liquidity standards, and financial institution regulatory agencies are expected to be very aggressive in responding to concerns and trends identified in examinations. Negative developments in the financial services industry and the impact of new legislation in response to those developments could adversely impact our operations, including our ability to originate or sell loans, and adversely impact our financial performance.

We have a high concentration of loans secured by real estate and a downturn in the real estate market, for any reason, could result in losses and materially and adversely affect our business, financial condition, results of operations and future prospects.

A significant portion of our loan portfolio is dependent on real estate. In addition to the financial strength and cash flow characteristics of the borrower in each case, often loans are secured with real estate collateral. At December 31, 2008, approximately 85% of loans have commercial or residential real estate as a component of collateral. The real estate in each case provides an alternate source of repayment in the event of default by the borrower and may deteriorate in value during the time the credit is extended. Further adverse changes in the economy affecting values of real estate generally or in our primary markets specifically could significantly impair the value of our collateral and our ability to sell the collateral upon foreclosure. Furthermore, it is likely that, in a declining real estate market, we would be required to increase our allowance for loan losses as occurred in 2008, causing material strain on recurring levels of net income. If we are required to liquidate the collateral securing a loan to satisfy the debt during a period of reduced real estate values or to increase our allowance for loan losses, our profitability and financial condition could be adversely impacted.

We operate in a highly regulated environment and may be adversely impacted by changes in law and regulations.

Colony Bankcorp, Inc., primarily through the Bank, is subject to extensive federal and state regulation and supervision. Banking regulations are primarily intended to protect depositors’ funds, federal deposit insurance funds and the banking system as a whole, not shareholders. These regulations affect our lending practices, capital structure, investment practices, dividend policy and growth, among other things.  Congress and federal regulatory agencies continually review banking laws, regulations and policies for possible changes.  Changes to statutes, regulations or regulatory policies, including changes in interpretation or implementation of statutes, regulations or policies, could affect the Company in substantial, unpredictable and adverse ways.  Such changes could subject us to additional costs, limit the types of financial services and products we may offer and increase the ability of non-banks to offer competing financial services and products, among other things. Failure to comply with laws, regulations or policies could result in sanctions by regulatory agencies, civil money penalties and damage to our reputation, which could have a material adverse effect on our business, financial condition and results of operations.  While we have policies and procedures designed to prevent any such violations, there is no assurance that such violations will not occur.

Future loan losses may exceed our allowance for loan losses

We are subject to credit risk, which is the risk of losing principal or interest due to borrowers’ failure to repay loans in accordance with their terms.  A downturn in the economy or the real estate market in our market areas or a rapid change in interest rates could have a negative effect on collateral values and borrowers’ ability to repay. This deterioration in economic conditions could result in losses to the Bank in excess of loan loss allowances.  To the extent loans are not paid timely by borrowers, the loans are placed on nonaccrual, thereby reducing interest income.  To the extent loan charge-offs exceed our financial models, increased amounts charged to the provision for loan losses would reduce income.

Rapidly changing interest rate environments could reduce our net interest margin, net interest income, fee income and net income

Interest and fees on loans and securities, net of interest paid on deposits and borrowings, are a large part of our net income.  Interest rates are key drivers of our net interest margin and subject to many factors beyond the control of management.  As interest rates change, net interest income is affected.  Rapid increases in interest rates in the future could result in interest expense increasing faster than interest income because of mismatches in financial instrument maturities.  Further, substantially higher interest rates generally reduce loan demand and may result in slower loan growth particularly in construction lending, an important factor in the Company’s revenue growth over the years.  Decreases or increases in interest rates could have a negative effect on the spreads between the interest rates earned on assets and the rates of interest paid on liabilities, and therefore decrease net interest income.

Slower than anticipated growth in new branches and new product and service offerings could result in reduced net income

We have placed a strategic emphasis on expanding our branch network and product offerings. Executing this strategy carries risks of slower than anticipated growth both in new branches and new products.  New branches and products require a significant investment of both financial and personnel resources.  Lower than expected loan and deposit growth in new investments can decrease anticipated revenues and net income generated by those investments, and opening new branches and introducing new products could result in more additional expenses than anticipated and divert resources from current core operations.

The financial services industry is very competitive

We face competition in attracting and retaining deposits, making loans, and providing other financial services throughout our market area.  Our competitors include other community banks, larger banking institutions, and a wide range of other financial institutions such as credit unions, government-sponsored enterprises, mutual fund companies, insurance companies and other nonbank businesses.  Many of these competitors have substantially greater resources than us.  If we are unable to compete effectively, we will lose market share, and income from deposits, loans and other products may be reduced.

Inability to hire or retain certain key professionals, management and staff could adversely affect our revenues and net income

We rely on key personnel to manage and operate our business, including major revenue generating functions such as our loan and deposit portfolios.  The loss of key staff may adversely affect our ability to maintain and manage these portfolios effectively, which could negatively affect our revenues.  In addition, loss of key personnel could result in increased recruiting and hiring expenses, which could cause a decrease in our net income.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus, which forms part of the registration statement, does not contain all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. For further information regarding the Company and our securities, please see our other filings with the SEC, including our annual, quarterly, and current reports and any proxy statements, which you may read and copy at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information about the Public Reference Room by calling the SEC at 1-800-SEC-0330.  Our public filings with the SEC are also available to the public on the SEC’s Internet website at www.sec.gov. Our Internet website address is www.colonybank.com.

We furnish holders of our Common Stock with annual reports containing audited financial statements prepared in accordance with accounting principles generally accepted in the United States following the end of each fiscal year. We file reports and other information with the SEC pursuant to the reporting requirements of the Exchange Act.

Descriptions in this prospectus of documents are intended to be summaries of the material, relevant portions of those documents, but may not be complete descriptions of those documents. For complete copies of those documents, please refer to the exhibits to the registration statement and other documents filed by us with the SEC.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus and later information that we file with the SEC will automatically update and supersede this information. Therefore, before you decide to invest in a particular offering of securities under this shelf registration, you should always check for reports we may have filed with the SEC after the date of this prospectus. In all cases, you should rely on later information over different information included in this prospectus. We incorporate by reference into this prospectus the documents listed below, except to the extent any information contained in such filings is deemed “furnished” in accordance with SEC rules. Such furnished information is not deemed filed under the Exchange Act and is not incorporated in this prospectus:

—	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008;

—	our Current Reports on Form 8-K filed with the SEC on October 24, 2008, December 19, 2008, January 2, 2009, and January 13, 2009; and

—	the description of our Common Stock, contained in our Registration Statement on Form S-4, filed with the SEC on December 28, 2001.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, unless otherwise indicated therein), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

We will provide a copy of any or all of the information incorporated by reference herein (other than certain exhibits to such documents not specifically incorporated by reference) to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, upon written or oral request of such person, at no cost to the requester. Requests for such copies should be directed to:

Investor Relations
COLONY BANKCORP, INC.
115 South Grant Street
Fitzgerald, Georgia 31750
Tel: (229) 426-6000

USE OF PROCEEDS

We will not receive any proceeds from any sale of the Securities by the Selling Securityholders.

RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

No shares of our Series A preferred stock, or any other class of preferred stock, were outstanding during the years ended December 31, 2007, 2006, 2005, 2004 and 2003, or during the nine months ended September 30, 2008, and we did not pay preferred stock dividends during these periods.  Consequently, there were no ratios of earnings to combined fixed charges and preference dividends presented in our Annual Reports for the years ended December 31, 2007, 2006, 2005, 2004 and 2003 or in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, all of which are incorporated herein by reference.

PLAN OF DISTRIBUTION

The Selling Securityholders and their successors, including their transferees, may sell the securities directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders or the purchasers of the securities. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

—
on any national securities exchange or quotation service on which the  Series A Preferred Stock or the Common Stock may be listed or quoted at the time of sale, including, as of the date of this prospectus, the Nasdaq Stock Market in the case of the Common Stock;

—	in the over-the-counter market;

—	in transactions otherwise than on these exchanges or services or in the over-the-counter market; or

—	through the writing of options, whether the options are listed on an options exchange or otherwise.

In addition, any securities that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

In connection with the sale of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Common Stock issuable upon exercise of the Warrant in the course of hedging the positions they assume. The Selling Securityholders may also sell short the Common Stock issuable upon exercise of the Warrant and deliver Common Stock to close out short positions, or loan or pledge the Series A Preferred Stock or the Common Stock issuable upon exercise of the Warrant to broker-dealers that in turn may sell these securities.

The aggregate proceeds to the Selling Securityholders from the sale of the securities will be the purchase price of the securities less discounts and commissions, if any.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the Selling Securityholders and any broker-dealers who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. Any profits realized by the Selling Securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. Selling Securityholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, or the Exchange Act.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities pursuant to this prospectus and to the activities of the Selling Securityholders. In addition, we will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the Nasdaq Stock Market pursuant to Rule 153 under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will set forth the number and type of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

Neither the Series A Preferred Stock nor the Warrant is listed on any exchange. Unless requested by the Treasury, we do not intend to list the Series A Preferred Stock on any securities exchange. We do not intend to list the Warrant on any exchange. No assurance can be given as to the liquidity of the trading market, if any, for the Series A Preferred Stock.

We have agreed to indemnify the Selling Securityholders against certain liabilities, including certain liabilities under the Securities Act. We have also agreed, among other things, to bear substantially all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the securities covered by this prospectus.

SELLING SECURITYHOLDERS

On January 9, 2009, we issued the securities covered by this prospectus to the Treasury, which is the initial selling securityholder under this prospectus, in a transaction exempt from the registration requirements of the Securities Act. The Treasury, or its successors, including transferees, may from time to time offer and sell, pursuant to this prospectus or a supplement to this prospectus, any or all of the securities they own. The securities to be offered under this prospectus for the account of the Selling Securityholders are:

—	28,000 shares of Series A Preferred Stock, representing beneficial ownership of 100% of the shares of Series A Preferred Stock outstanding on the date of this prospectus;

—	a Warrant to purchase 500,000 shares of our Common Stock, representing beneficial ownership of approximately 6.5% of our Common Stock as of January 28, 2009; and

—	500,000 shares of our Common Stock issuable upon exercise of the Warrant, which shares, if issued, would represent ownership of approximately 6.5% of our Common Stock as of January 28, 2009.

For purposes of this prospectus, we have assumed that, after completion of the offering, none of the securities covered by this prospectus will be held by the Selling Securityholders.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. To our knowledge, the Treasury has sole voting and investment power with respect to the securities.

We do not know when or in what amounts the Selling Securityholders may offer the securities for sale. The Selling Securityholders might not sell any of the securities offered by this prospectus. Because the Selling Securityholders may offer all or some of the securities pursuant to this offering, and because currently no sale of any of the securities is subject to any agreements, arrangements or understandings, we cannot estimate the number of the securities that will be held by the Selling Securityholders after completion of the offering.

Other than with respect to the acquisition of the securities, the Treasury has not had a material relationship with us.

Information about the Selling Securityholders may change over time and changed information will be set forth in supplements to this prospectus if and when necessary.

DESCRIPTION OF SERIES A PREFERRED STOCK

The following is a brief description of the terms of the Series A Preferred Stock that may be resold by the Selling Securityholders. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to our Certificate of Incorporation, as amended, including the Certificate of Designations with respect to the Series A Preferred Stock, copies of which have been filed with the SEC and are also available upon request from us.

General

Under our Certificate of Incorporation, as amended, we have authority to issue up to 10,000,000 shares of preferred stock, no par value per share. Of such number of shares of preferred stock, 28,000 shares have been designated as Series A Preferred Stock, all of which shares of Series A Preferred Stock were issued to the Treasury in a transaction exempt from the registration requirements of the Securities Act. The issued and outstanding shares of Series A Preferred Stock are validly issued, fully paid and nonassessable. No other shares of preferred stock are issued and outstanding as of the date hereof.

Dividends Payable on Shares of Series A Preferred Stock

Holders of shares of Series A Preferred Stock are entitled to receive if, as and when declared by our board of directors or a duly authorized committee of the board, out of assets legally available for payment, cumulative cash dividends at a rate per annum of 5% per share on a liquidation preference of $1,000 per share of Series A Preferred Stock with respect to each dividend period from January 9, 2009 to, but excluding, February 15, 2014.  From and after February 15, 2014, holders of shares of Series A Preferred Stock are entitled to receive cumulative cash dividends at a rate per annum of 9% per share on a liquidation preference of $1,000 per share of Series A Preferred Stock with respect to each dividend period thereafter.

Dividends are payable quarterly in arrears on each February 15, May 15, August 15 and November 15, each a “dividend payment date,” starting with February 15, 2009.  If any dividend payment date is not a business day, then the next business day will be the applicable dividend payment date, and no additional dividends will accrue as a result of the applicable postponement of the dividend payment date. Dividends payable during any dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable with respect to the Series A Preferred Stock are payable to holders of record of shares of Series A Preferred Stock on the date that is 15 calendar days immediately preceding the applicable dividend payment date or such other record date as the board of directors or any duly authorized committee of the board determines, so long as such record date is not more than 60 nor less than 10 days prior to the applicable dividend payment date.

If we determine not to pay any dividend or a full dividend with respect to the Series A Preferred Stock, we are required to provide written notice to the holders of shares of Series A Preferred Stock prior to the applicable dividend payment date.

Because we receive substantially all of our revenue from dividends from Colony Bank, our ability to pay dividends on our common stock or preferred stock depends on our receipt of dividends from Colony Bank.  Dividend payments from Colony Bank are subject to legal and regulatory limitations, generally based on net income and retained earnings. The ability of Colony Bank to pay dividends to us is also subject to its profitability, financial condition, capital expenditures and other cash flow requirements. In addition, we are subject to Georgia state laws relating to the payment of dividends.

Priority of Dividends

With respect to the payment of dividends and the amounts to be paid upon liquidation, the Series A Preferred Stock will rank:

—	senior to our Common Stock and all other equity securities designated as ranking junior to the Series A Preferred Stock; and

—
at least equally with all other equity securities designated as ranking on a parity with the Series A Preferred Stock, or parity stock, with respect to the payment of dividends and distribution upon any liquidation, dissolution or winding-up of the Company.

So long as any shares of Series A Preferred Stock remain outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been paid or are contemporaneously declared and paid in full, no dividend whatsoever shall be paid or declared on the Common Stock or other junior stock, other than a dividend payable solely in Common Stock. We and our subsidiaries also may not purchase, redeem or otherwise acquire for consideration any shares of our Common Stock or other junior stock unless we have paid in full all accrued dividends on the Series A Preferred Stock for all prior dividend periods, other than:

—
purchases, redemptions or other acquisitions of our Common Stock or other junior stock in connection with the administration of our employee benefit plans in the ordinary course of business pursuant to a publicly announced repurchase plan up to the increase in diluted shares outstanding resulting from the grant, vesting or exercise of equity-based compensation;

—
purchases or other acquisitions by broker-dealer subsidiaries of the Company solely for the purpose of market-making, stabilization or customer facilitation transactions in junior stock or parity stock in the ordinary course of its business;

—
purchases or other acquisitions by broker-dealer subsidiaries of the Company for resale pursuant to an offering by the Company of our stock that is underwritten by the related broker-dealer subsidiary;

—	any dividends or distributions of rights or junior stock in connection with any shareholders’ rights plan or repurchases of rights pursuant to any shareholders’ rights plan;

—
acquisition of record ownership of junior stock or parity stock for the beneficial ownership of any other person who is not the Company or a subsidiary of the Company, including as trustee or custodian; and

—
the exchange or conversion of junior stock for or into other junior stock or of parity stock for or into other parity stock or junior stock but only to the extent that such acquisition is required pursuant to binding contractual agreements entered into before January 9, 2009 or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock.

If we repurchase shares of Series A Preferred Stock from a holder other than the Treasury, we must offer to repurchase a ratable portion of the Series A Preferred Stock then held by the Treasury.

On any dividend payment date for which full dividends are not paid, or declared and funds set aside therefor, on the Series A Preferred Stock and any other parity stock, all dividends paid or declared for payment on that dividend payment date (or, with respect to parity stock with a different dividend payment date, on the applicable dividend date therefor falling within the dividend period and related to the dividend payment date for the Series A Preferred Stock), with respect to the Series A Preferred Stock and any other parity stock shall be declared ratably among the holders of any such shares who have the right to receive dividends, in proportion to the respective amounts of the undeclared and unpaid dividends relating to the dividend period.

Subject to the foregoing, such dividends (payable in cash, stock or otherwise) as may be determined by our board of directors, or a duly authorized committee of the board, may be declared and paid on our Common Stock and any other stock ranking equally with or junior to the Series A Preferred Stock from time to time out of any funds legally available for such payment, and the Series A Preferred Stock shall not be entitled to participate in any such dividend.

Redemption

The Series A Preferred Stock may not be redeemed prior to February 15, 2012, unless we have received aggregate gross proceeds from one or more qualified equity offerings (as described below) equal to $7.00 million, which equals 25% of the aggregate liquidation amount of the Series A Preferred Stock on the date of issuance. In such a case, we may redeem the Series A Preferred Stock, subject to the approval of the Board of Governors of the Federal Reserve System, or FRB, in whole or in part, upon notice as described below, up to a maximum amount equal to the aggregate net cash proceeds received by us from such qualified equity offerings. A “qualified equity offering” is a sale and issuance for cash by us, to persons other than Colony Bankcorp, Inc. or its subsidiaries after January 9, 2009, of shares of perpetual preferred stock, Common Stock or a combination thereof, that in each case qualifies as tier 1 capital of Colony Bankcorp, Inc. at the time of issuance under the applicable risk-based capital guidelines of the FRB. Qualified equity offerings do not include issuances made in connection with acquisitions, issuances of trust preferred securities and issuances of Common Stock and/or perpetual preferred stock made pursuant to agreements or arrangements entered into, or pursuant to financing plans that were publicly announced, on or prior to October 13, 2008.

After February 15, 2012, the Series A Preferred Stock may be redeemed at any time, subject to the approval of the FRB, in whole or in part, subject to notice as described below.

In any redemption, the redemption price is an amount equal to the per share liquidation amount plus accrued and unpaid dividends to but excluding the date of redemption.

The Series A Preferred Stock will not be subject to any mandatory redemption, sinking fund or similar provisions. Holders of shares of Series A Preferred Stock have no right to require the redemption or repurchase of the Series A Preferred Stock. Our board of directors, or a duly authorized committee of the board of directors, has full power and authority to prescribe the terms and conditions upon which the Series A Preferred Stock will be redeemed from time to time, subject to the provisions the Certificate of Designations.

If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the shares to be redeemed will be selected either pro rata from the holders of record of shares of Series A Preferred Stock in proportion to the number of shares held by those holders or in such other manner as our board of directors or a duly authorized committee thereof may determine to be fair and equitable.

We will mail notice of any redemption of Series A Preferred Stock by first class mail, postage prepaid, addressed to the holders of record of the shares of Series A Preferred Stock to be redeemed at their respective last addresses appearing on our books. This mailing will be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed or otherwise given as described in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives the notice, and failure duly to give the notice by mail or otherwise, or any defect in the notice or in the mailing or provision of the notice, to any holder of Series A Preferred Stock designated for redemption will not affect the redemption of any other Series A Preferred Stock. Each notice of redemption will set forth the applicable redemption date, the redemption price, the place where shares of Series A Preferred Stock are to be redeemed, and the number of shares of Series A Preferred Stock to be redeemed (and, if less than all shares of Series A Preferred Stock held by the applicable holder, the number of shares to be redeemed from the holder).

Shares of Series A Preferred Stock that are redeemed, repurchased or otherwise acquired by us will revert to authorized but unissued shares of our preferred stock.

Liquidation Rights

In the event that we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of Series A Preferred Stock will be entitled to receive an amount per share, referred to as the total liquidation amount, equal to the fixed liquidation preference of $1,000 per share, plus any accrued and unpaid dividends, whether or not declared, to the date of payment. Holders of the Series A Preferred Stock will be entitled to receive the total liquidation amount out of our assets that are available for distribution to shareholders, after payment or provision for payment of our debts and other liabilities but before any distribution of assets is made to holders of our Common Stock or any other shares ranking, as to that distribution, junior to the Series A Preferred Stock.

If our assets are not sufficient to pay the total liquidation amount in full to all holders of Series A Preferred Stock and all holders of any shares of outstanding parity stock, the amounts paid to the holders of Series A Preferred Stock and other shares of parity stock will be paid pro rata in accordance with the respective total liquidation amount for those holders. If the total liquidation amount per share of Series A Preferred Stock has been paid in full to all holders of Series A Preferred Stock and other shares of parity stock, the holders of our Common Stock or any other shares ranking, as to such distribution, junior to the Series A Preferred Stock will be entitled to receive all of our remaining assets according to their respective rights and preferences.

For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of our property and assets, nor the consolidation or merger by us with or into any other corporation or by another corporation with or into us, will constitute a liquidation, dissolution or winding-up of our affairs.

Voting Rights

Except as indicated below or otherwise required by law, the holders of Series A Preferred Stock will not have any voting rights.

Election of Two Directors upon Non-Payment of Dividends. If the dividends on the Series A Preferred Stock have not been paid for an aggregate of six quarterly dividend periods or more (whether or not consecutive), the authorized number of directors then constituting our board of directors will be increased by two. Holders of Series A Preferred Stock, together with the holders of any outstanding parity stock with like voting rights, referred to as voting parity stock, voting as a single class, will be entitled to elect the two additional members of our board of directors, referred to as the “preferred stock directors,” at the next annual meeting (or at a special meeting called for the purpose of electing the preferred stock directors prior to the next annual meeting) and at each subsequent annual meeting until all accrued and unpaid dividends for all past dividend periods have been paid in full. Upon payment in full of all accrued and unpaid dividends, the right to elect preferred stock directors will terminate, subject to revesting in the event that dividends on the Series A Preferred Stock are not paid for an aggregate of six quarterly dividend payments. The election of any preferred stock director is subject to the qualification that the election would not cause us to violate the corporate governance requirement of the Nasdaq Stock Market (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors.

Upon the termination of the right of the holders of Series A Preferred Stock and voting parity stock to vote for preferred stock directors, as described above, the preferred stock directors will immediately cease to be qualified as directors, their term of office shall terminate immediately and the number of authorized directors of Colony Bankcorp, Inc. will be reduced by the number of preferred stock directors that the holders of Series A Preferred Stock and voting parity stock had been entitled to elect. The holders of a majority of shares of Series A Preferred Stock and voting parity stock, voting as a class, may remove any preferred stock director, with or without cause, and the holders of a majority of the shares of Series A Preferred Stock and voting parity stock, voting as a class, may fill any vacancy created by the removal of a preferred stock director. If the office of a preferred stock director becomes vacant for any other reason, the remaining preferred stock director may choose a successor to fill such vacancy for the remainder of the unexpired term.

Other Voting Rights. So long as any shares of Series A Preferred Stock are outstanding, in addition to any other vote or consent of shareholders required by law or by our Certificate of Incorporation, as amended, the vote or consent of the holders of at least 66 2/3% of the shares of Series A Preferred Stock at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

—
any amendment or alteration of our Certificate of Incorporation, as amended to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock ranking senior to the Series A Preferred Stock with respect to payment of dividends and/or distribution of assets on any liquidation, dissolution or winding up of the Company;

—
any amendment, alteration or repeal of any provision of the Certificate of Designations for the Series A Preferred Stock so as to adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock; or

—
any consummation of a binding share exchange or reclassification involving the Series A Preferred Stock or of a merger or consolidation of the Company with another entity, unless the shares of Series A Preferred Stock remain outstanding following any such transaction or, if the Company is not the surviving entity, are converted into or exchanged for preference securities and such remaining outstanding shares of Series A Preferred Stock or preference securities have rights, references, privileges and voting powers that are not materially less favorable than the rights, preferences, privileges or voting powers of the Series A Preferred Stock, taken as a whole.

To the extent of the voting rights of the Series A Preferred Stock, each holder of Series A Preferred Stock will have one vote for each $1,000 of liquidation preference to which such holder’s shares of Series A Preferred Stock are entitled.

The foregoing voting provisions will not apply if, at or prior to the time when the vote or consent would otherwise be required, all outstanding shares of Series A Preferred Stock have been redeemed or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of Series A Preferred Stock to effect the redemption.

Remaining Shares of Preferred Stock

The remaining 9,972,000 unissued shares of preferred stock are typically referred to as “blank check” preferred stock. This term refers to stock for which the rights and restrictions are determined by the board of directors of a corporation. Except in limited circumstances, our articles of incorporation authorize our board of directors to issue new shares of our common stock or preferred stock without further shareholder action.

Our articles of incorporation give the board of directors authority at any time to:

—	divide the remaining authorized but unissued shares of preferred stock into series;

—	determine the designations, number of shares, relative rights, preferences and limitations of any series of preferred stock;

—	increase the number of shares of any preferred series; and

—	decrease the number of shares of a preferred series, but not to a number less than the number of shares outstanding.

The issuance of additional common stock or preferred stock may be viewed as having adverse effects upon the holders of common stock. Holders of our common stock will have no preemptive rights with respect to any newly issued stock. Our board of directors could adversely affect the voting powers of holders of our stock by issuing shares of preferred stock with certain voting, conversion and/or redemption rights. In the event of a proposed merger, tender offer or other attempt to gain control of Colony that the board of directors does not believe to be in the best interest of Colony’s shareholders, the board could issue additional preferred stock which could make any such takeover attempt more difficult to complete. Blank check preferred stock may also be used in connection with the issuance of a shareholder rights plan, sometimes called a poison pill. Our board of directors has not approved any plan to issue preferred stock for this purpose. Our board of directors does not intend to issue any preferred stock except on terms that the board deems to be in the best interests of Colony and its shareholders

DESCRIPTION OF WARRANT TO PURCHASE COMMON STOCK

The following is a brief description of the terms of the Warrant that may be resold by the Selling Securityholders. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the Warrant, a copy of which has been filed with the SEC and is also available upon request from us.

Shares of Common Stock Subject to the Warrant

The Warrant is initially exercisable for 500,000 shares of our Common Stock. If we complete one or more qualified equity offerings on or prior to December 31, 2009, that result in our receipt of aggregate gross proceeds of not less than $28 million, which is equal to 100% of the aggregate liquidation preference of the Series A Preferred Stock, the number of shares of Common Stock underlying the Warrant then held by the Selling Securityholders will be reduced by 50% to 250,000 shares. The number of shares subject to the Warrant are subject to the further adjustments described below under the heading “Adjustments to the Warrant.”

Exercise of the Warrant

The initial exercise price applicable to the Warrant is $8.40 per share of Common Stock for which the Warrant may be exercised. The Warrant may be exercised at any time on or before January 9, 2019 by surrender of the Warrant and a completed notice of exercise attached as an annex to the Warrant and the payment of the exercise price for the shares of Common Stock for which the Warrant is being exercised. The exercise price may be paid either by the withholding by Colony Bankcorp, Inc. of such number of shares of Common Stock issuable upon exercise of the Warrant equal to the value of the aggregate exercise price of the Warrant determined by reference to the market price of our Common Stock on the trading day on which the Warrant is exercised or, if agreed to by us and the holder of the Warrant, by the payment of cash equal to the aggregate exercise price. The exercise price applicable to the Warrant is subject to the further adjustments described below under the heading “Adjustments to the Warrant.”

Upon exercise of the Warrant, certificates for the shares of Common Stock issuable upon exercise will be issued to the warrantholder. We will not issue fractional shares upon any exercise of the Warrant. Instead, the warrantholder will be entitled to a cash payment equal to the market price of our Common Stock on the last day preceding the exercise of the Warrant (less the pro-rated exercise price of the Warrant) for any fractional shares that would have otherwise been issuable upon exercise of the Warrant. We will at all times reserve the aggregate number of shares of our Common Stock for which the Warrant may be exercised. We have listed the shares of Common Stock issuable upon exercise of the Warrant with the Nasdaq Stock Market.

Rights as a Stockholder

The warrantholder shall have no rights or privileges of the holders of our Common Stock, including any voting rights, until (and then only to the extent) the Warrant has been exercised.

Transferability

The Treasury may not transfer a portion of the Warrant with respect to more than 250,000 shares of Common Stock until the earlier of the date on which Colony Bankcorp, Inc. has received aggregate gross proceeds from a qualified equity offering of at least $28 million or December 31, 2009.  The Warrant, and all rights under the Warrant, are otherwise transferable.

Adjustments to the Warrant

Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications and Combinations. The number of shares for which the Warrant may be exercised and the exercise price applicable to the Warrant will be proportionately adjusted in the event we pay dividends or make distributions of our Common Stock, subdivide, combine or reclassify outstanding shares of our Common Stock.

Anti-dilution Adjustment. Until the earlier of January 9, 2012 or the date the Treasury no longer holds the Warrant (and other than in certain permitted transactions described below), if we issue any shares of Common Stock (or securities convertible or exercisable into Common Stock) for less than 90% of the market price of the Common Stock on the last trading day prior to pricing such shares, then the number of shares of Common Stock into which the Warrant is exercisable and the exercise price will be adjusted. Permitted transactions include issuances:

—	as consideration for or to fund the acquisition of businesses and/or related assets;

—	in connection with employee benefit plans and compensation related arrangements in the ordinary course and consistent with past practice approved by our board of directors;

—
in connection with public or broadly marketed offerings and sales of Common Stock or convertible securities for cash conducted by us or our affiliates pursuant to registration under the Securities Act, or Rule 144A thereunder on a basis consistent with capital-raising transactions by comparable financial institutions (but do not include other private transactions); and

—	in connection with the exercise of preemptive rights on terms existing as of January 9, 2009.

Other Distributions. If we declare any dividends or distributions other than our historical, ordinary cash dividends, the exercise price of the Warrant will be adjusted to reflect such distribution.

Certain Repurchases. If we effect a pro rata repurchase of Common Stock, both the number of shares issuable upon exercise of the Warrant and the exercise price will be adjusted.

Business Combinations. In the event of a merger, consolidation or similar transaction involving Colony Bankcorp, Inc. and requiring shareholder approval, the warrantholder’s right to receive shares of our Common Stock upon exercise of the Warrant shall be converted into the right to exercise the Warrant for the consideration that would have been payable to the warrantholder with respect to the shares of Common Stock for which the Warrant may be exercised as if the Warrant had been exercised prior to such merger, consolidation or similar transaction.

DESCRIPTION OF COMMON STOCK

General

The following is a brief description of our Common Stock that may be resold by the Selling Securityholders. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to our Certificate of Incorporation, as amended, and Amended and Restated Bylaws, copies of which have been filed with the SEC and are also available upon request from us.

We have 20,000,000 shares of authorized Common Stock, of which 7,231,163 were outstanding as of January 28, 2009.

Holders of our Common Stock are entitled to receive dividends if, as and when declared by our board of directors out of any funds legally available for dividends. Holders of our Common Stock are also entitled, upon our liquidation, and after claims of creditors and the preferences of Series A Preferred Stock, and any other class or series of preferred stock outstanding at the time of liquidation, to receive pro rata our net assets, if any. We pay dividends on our Common Stock only if we have paid or provided for all dividends on our outstanding series of preferred stock, for the then current period and, in the case of any cumulative preferred stock, all prior periods.

Our Series A Preferred Stock has, and any other series of preferred stock upon issuance will have, preference over our Common Stock with respect to the payment of dividends and the distribution of assets in the event of our liquidation or dissolution. Our preferred stock also has such other preferences as currently, or as may be, fixed by our board of directors.

 Holders of our Common Stock are entitled to one vote for each share that they hold and are vested with all of the voting power of Colony Bankcorp, Inc. except to the extent that our board of directors has provided, or may provide in the future, voting rights to holders of preferred stock or any other class or series of preferred stock that the board of directors may hereafter authorize. Shares of our Common Stock are not redeemable, and have no subscription, conversion, preemptive or sinking fund rights.

Our Common Stock is listed on the Nasdaq Stock Market. Outstanding shares of our Common Stock are validly issued, fully paid and non-assessable. Holders of our Common Stock are not, and will not be, subject to any liability as shareholders.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is American Stock Transfer.

Restrictions on Ownership

The Bank Holding Company Act requires any “bank holding company,” as defined in the Bank Holding Company Act, to obtain the approval of the Federal Reserve Board prior to the acquisition of 5% or more of our common stock.  Any person, other than a bank holding company, is required to obtain prior approval of the Federal Reserve Board to acquire 10% or more of our common stock under the Change in Bank Control Act.  Any holder of 25% or more of our common stock, or a holder of 5% or more if such holder otherwise exercises a “controlling influence” over us, is subject to regulation as a bank holding company under the Bank Holding Company Act.

LEGAL MATTERS

The validity of the securities being offered by this prospectus will be passed upon for us by Martin Snow, LLP.

EXPERTS

The consolidated financial statements of Colony Bankcorp, Inc. as of December 31, 2007, and 2006 and for each of the years in the three-year period ended December 31, 2007, have been incorporated by reference in this prospectus in reliance upon the reports of McNair, McLemore, Middlebrooks & Co., LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated fees and expenses to be incurred by the Company in connection with the registration of the securities being registered under this registration statement.  Except for the SEC registration fee, all amounts are estimates.

SEC registration fee	$1,266
Legal fees and expenses	$10,000
Accounting fees and expenses	$5,000
Miscellaneous fees and expenses	$2,500
Total	$18,696

Item 15. Indemnification of Directors and Officers.

Subsection (a) of Section 14-2-851 of the Georgia Business Corporation Code (the ACode@) provides that a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if such individual conducted himself in good faith and such individual reasonably believed, in the case of conduct in an official capacity, that such conduct was in the best interests of the corporation and, in all other cases, that such conduct was at least not opposed to the best interests of the corporation and, in the case of any criminal proceeding, such individual had no reasonable cause to believe such conduct was unlawful. Subsection (d) of Section 14-2-851 of the Code provides that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under Section 14-2-851 of the Code or in connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that personal benefit was improperly received by him.

Notwithstanding the foregoing, pursuant to Section 14-2-854 of the Code a court may order a corporation to indemnify a director or advance expenses if such court determines that the director is entitled to indemnification under the Code or that it is fair and reasonable to indemnify such director in view of all the relevant circumstances, even if such director has not met the standard of conduct set forth in Section 14-2-851 of the Code, failed to comply with Section 14-2-853 of the Code or was adjudged liable according to Section 14-2-851 of the Code.  However, if such director was adjudged liable, the indemnification shall be limited to reasonable expenses incurred in connection with the proceeding.  If the court orders indemnification and/or advance of expenses pursuant to Section 14-2-854 of the Code, the court may also order the corporation to pay the director's reasonable expenses in obtaining the court-ordered indemnification or advance of expenses.

Section 14-2-852 of the Code provides that if a director has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party, because he or she is or was a director of the corporation, the corporation shall indemnify the director against reasonable expenses incurred by the director in connection therewith.

Section 14-2-857 of the Code provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation to the same extent as a director and if he or she is not a director to such further extent as may be provided in its articles of incorporation, bylaws, a resolution of its board of directors or a contract except for liability arising out of conduct that constitutes: (i) appropriation of any business opportunity of the corporation in violation of his duties; (ii) acts or omissions which involve intentional misconduct or a knowing violation of law; (iii) receipt of an improper personal benefit; or (iv) making distributions in violation of Section 14-2-640 of the Code. Section 14-2-857 of the Code also provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 and is entitled to apply for court-ordered indemnification or advances for expenses under Section 14-2-854, in each case to the same extent as a director.  In addition, Section 14-2-857 provides that a corporation may also indemnify and advance expenses to an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, action of its board of directors or by contract.

Section 14-2-858 of the Code provides that a corporation may purchase and maintain on behalf of a director, officer, employee or agent of a corporation insurance against liability asserted against or incurred by that person serving in such capacity for the corporation or arising from his status.

Section 9.1 of the Registrant's Bylaws (the ABylaws@) provides that any person, his heirs, executors, or administrators, may be indemnified or reimbursed by the corporation for reasonable expense actually incurred in connection with any action, suit or proceeding, civil or criminal, to which he shall be made a party by reason of the fact that he is or was a director, trustee, officer, employee, or agent of the corporation, or that he is or was serving, at the request of the corporation, trust or other organization or enterprise; provided; however, that no person shall be so indemnified or reimbursed in relation to any matter in such action, suit or proceeding as to which he shall finally be adjudged to have been guilty of or liable for gross negligence, willful misconduct or criminal acts in the performance of his duties to the corporation, or to such other firm, corporation, trust, organization, or enterprise; and provided further, that no person shall be so indemnified or reimbursed in relation to any matter in such action, suit, or proceeding which has been in the subject of a compromise settlement, except with the approval of (i) a court of competent jurisdiction, (ii) the holders of record of a majority of the outstanding shares of capital stock of the corporation, or (iii) a majority of the members of the Board of Directors then holding office, excluding the votes of any directors who are parties to the same or substantially the same action, suit or proceeding.

Section 9.2 of the Bylaws provides that expenses incurred in defending any action, suit or proceeding referred to above may be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation as provided above.

Section 9.3 of the Bylaws provides that the corporation may purchase and maintain on behalf of a director, officer, employee or agent of the corporation insurance against liability asserted against or incurred by that person serving in such capacity for the corporation or arising from his status with the corporation whether or not the corporation would have the power to indemnify that person under the Bylaws.

Item 16. Exhibits.

See the Exhibit Index, which is incorporated into this registration statement by reference.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)             to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)            to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)            to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that subparagraphs (1)(i), (1)(ii), and (1)(iii) above do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)            That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)            each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)           each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus related, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)            any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)          the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)          any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on January 30, 2009.

COLONY BANKCORP,INC.

By:	/s/ Terry L. Hester
Terry L. Hester
Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Al D. Ross and Terry L. Hester, or either of them, severally, as his or her attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all pre-effective and post-effective amendments to this registration statement, and to file the same with all exhibits hereto, and all other documents in connection herewith, with the SEC, granting unto said attorney-in-fact and agent, and either of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their, his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Al D. Ross	President and Chief Executive Officer	January 30, 2009
Al D. Ross	(Principal Executive and Operating Officer)

/s/ Terry L. Hester	Executive Vice President and Chief Financial	January 30, 2009
Terry L. Hester	Officer (Principal Financial and Accounting
Officer

/s/ Terry Coleman	Director	January 30, 2009
Terry Coleman

/s/ L. Morris Downing	Director	January 30, 2009
L. Morris Downing

/s/ Edward J. Harrell	Director	January 30, 2009
Edward J. Harrell

/s/ Mark H. Massee	Director	January 30, 2009
Mark H. Massee

/s/ James D. Minix	Director	January 30, 2009
James D. Minix

/s/ Charles E. Myler	Director	January 30, 2009
Charles E. Myler

/s/ W. B. Roberts, Jr.	Director	January 30, 2009
W. B. Roberts, Jr.

/s/ Jonathan W. R. Ross	Director	January 30, 2009
Jonathan W. R. Ross

/s/ B. Gene Waldron	Director	January 30, 2009
B. Gene Waldron

EXHIBIT INDEX

Exhibit No.		Description

4.1	—
Articles of Incorporation of Colony Bankcorp, Inc. (filed as Exhibit 3(a) to the Registrant’s Registration Statement on Form 10, filed with the SEC on April 25, 1990), and incorporated herein by reference.

4.2	—	Bylaws, as amended, of Colony Bankcorp, Inc. (filed as Exhibit 3(b) to the Registrant’s Registration Statement on Form 10, filed with the SEC on April 25, 1990), and incorporated herein by reference.

4.3	—
Articles of Amendment to the Articles of Incorporation of Colony Bankcorp, Inc. (filed on Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on January 13, 2009), and incorporated herein by reference.

4.4	—
 Articles of Amendment of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, dated January 9, 2009 (filed as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on January 13, 2009), and incorporated herein by reference.

4.5	—
Warrant to Purchase Common Stock, dated January 9, 2009 (filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on January 13, 2009), and incorporated herein by reference.

4.6	—	Form of Series A Preferred Stock Certificate (filed as Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on January 13, 2009), and incorporated herein by reference.

4.7	—
Letter Agreement, dated January 9, 2009, including Securities Purchase Agreement—Standard Terms incorporated by reference therein, between the Registrant and the United States Department of the Treasury (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on January 13, 2009), and incorporated herein by reference.

5.1**	—	Opinion of Martin Snow, LLP.

23.1**	—	Consent of McNair, McLemore, Middlebrooks & Co., LLP, independent registered public accounting firm.

23.2**	—	Consent of Martin Snow, LLP (included in Exhibit 5.1).

24.1**	—	Powers of Attorney (included in signature pages).

**           Filed herewith.